SUB-ITEM 77Q1(a)


CLEARBRIDGE ENERGY MLP FUND INC.

Attached please find the Articles Supplementary for the Registrant:






Articles Supplementary to the Articles of Incorporation filed on January 8, 2015 with the State of Maryland Department of
Assessments and Taxation.








Articles Supplementary to the Articles of Incorporation filed on June 11, 2015 with the State of Maryland Department of Assessments and Taxation.





Articles Supplementary to the Articles of Incorporation filed on June 11, 2015 with the State of Maryland Department of Assessments and Taxation.